Exhibit 99.(a)(1)(F)

Welcome to the Sonus Networks Stock Option Exchange Program Website Sonus Networks, Inc., by an Offer to Exchange Certain Outstanding Stock Options for Shares of Restricted Stock (the “Exchange Offer”), is offering to eligible employees the opportunity to exchange certain outstanding options for shares of restricted stock. The Exchange Offer will remain open until 11:59 PM EDT on October 5, 2009. Before proceeding, you are encouraged to carefully read the Offer to Exchange document which contains the terms and conditions of the Exchange Offer and the related documents by clicking on the links below. You are encouraged to consult your own outside tax, financial and legal advisors before you make any decision whether to participate in the Exchange Offer. No one from Sonus Networks, Inc., BNY Mellon or any other entity is, or will be, authorized to provide you with advice, recommendations or additional information in this regard. Click on the links below to view details of the Sonus Networks Stock Option Exchange Program: Fact Sheet Employee Communication Informational Sessions Employee Presentation Frequently Asked Questions Offer to Exchange document as filed with the SEC These documents are in Adobe Portable Document Format (PDF). You will need Adobe Acrobat Reader software to read the files. If you do not have Acrobat, please click on the icon to download the software or contact your local IT support. IF you are a Sonus Networks stock option holder eligible to participate, please click the Continue button to log in. The Sonus Networks Stock Option Exchange Program expires at 11:59 PM EDT on October 5, 2009. If you have questions, please contact the BNY Mellon Shareowner Services Center, available Monday through Friday between the hours of 9:00 a.m. to 7:00 p.m. EDT at 866-222-8391 (From within the U.S.) 201-680-6579 (From outside the U.S.) Continue

Enter your 9-digit Personal Identification Number (PIN) that you received via e-mail on September 8, 2009. Please do not enter spaces. If you do not have your PIN, please contact BNY Mellon Shareowner Services Center at the numbers below. Click on the following links to view details Fact Sheet of the Stock Option Exchange Program: Employee Communication Informational Sessions Employee Presentation Frequently Asked Questions Offer to Exchange document as filed with the SEC The Sonus Networks Stock Option Exchange Program expires at 11:59 PM EDT on October 5, 2009. If you have questions, please contact the BNY Mellon Shareowner Services Center, available Monday through Friday between the hours of 9:00 a.m. to 7:00 p.m. EDT at 866-222-8391 (From within the U.S.) 201-680-6579 (From outside the U.S.) Continue

Current Date 9/4/2009 Name and Address: First Last Add1 City, NY 00000 Hello First, below are your current outstanding Eligible Stock Option Grants. Before completing this Election Form, please make sure you received, read and understand the documents that make up the offer, including; (1) Offer to Exchange Certain Outstanding Stock Options for Shares or Restricted Stock, dated September 8, 2009; (2) the email sent to all Eligible Holders; and (3) this Election Form. Please make your exchange selection by clicking the “Exchange” or “Do Not Exchange’’ button for each Eligible Grant and then click Submit. Option Grant # Grant Date Options Outstanding Exercise Price Exchange Ratio Restricted Stock Grant if Options Outstanding Exchanged* Make ONE Election for Each Eligible Option Grant 99999999 4/30/2002 3,537 $4.3200 4.5 786 Exchange Do Not Exchange 99999998 5/15/2005 12,000 $7.6200 6 2,000 Exchange Do Not Exchange * Please note that Sonus Networks, Inc. will not issue any fractional shares of restricted stock. The amounts have been rounded up to the nearest whole number of shares of restricted stock after applying the applicable exchange ratio on a grant by grant basis. By checking this box, I acknowledge that I have read and agree to all of the terms and conditions of this Sonus Networks Stock Option Exchange Offer as described below and in the Offer to Exchange. I have received and reviewed the Offer to Exchange dated September 8, 2009 and the Form of Restricted Stock Agreement (the “Agreement”) I have read carefully, understand and agree to be bound by all of the terms and conditions of the exchange offer as described in the Offer to Exchange and the Agreement, including the sections regarding the tax and tax withholding consequences of participating in the exchange offer. I acknowledge that I am voluntarily participating in the exchange offer. I understand that, upon acceptance by Sonus Networks, Inc. (“Sonus”), my election will constitute a binding agreement between Sonus and me with respect to my eligible options that are accepted for cancellation and exchange, unless I submit a Change of Election with respect to my eligible options before 11:59 PM EDT on the expiration date of the exchange offer. I understand that if I validly tender eligible options for exchange, and such eligible options are accepted for cancellation and exchange, I will receive shares of restricted stock and I will lose all of my rights to purchase any shares under the tendered eligible options. Sonus has advised me to consult with my own legal, accounting and tax advisors as to the consequences of participating or not Participating in this exchange offer before making any decision whether to participate. I understand that participation in the exchange offer will not be construed as a right to my continued employment or service with Sonus or any of its subsidiaries for any period, and that my employment or service can be terminated at any time by me or Sonus. I understand that participation in the exchange offer will not alter or affect any provision of my employment relationship with Sonus or any of its subsidiaries (other than to the extent that restricted stock replace eligible options, and any changes to vesting outlined in the Offer to Exchange which shall prevail in the event of a conflict with any employment agreement). I understand that the new shares of restricted stock to be granted in the exchange offer do not create any contractual or other right to receive any other future equity or cash compensation, payments or benefits. I understand that my right to participate in the exchange offer will terminate effective as of the date that I am no longer actively employed and will not be extended by any notice period mandated under local law. I understand that Sonus will have the exclusive discretion to determine when I am no longer actively employed for purposes of the exchange offer. I understand that this exchange offer is a discretionary program, and that Sonus may extend, amend, withdraw or terminate the exchange offer and postpone its acceptance and cancellation of my eligible options that I have tendered for exchange. In any such event, I understand that the eligible options tendered for exchange but not accepted will remain in effect with their current terms and conditions. I understand that by accepting the exchange offer, I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, Sonus and/or any affiliate for the exclusive purpose of implementing, administering and managing my participation in the exchange offer. I have been advised that Sonus and/or any affiliate may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing Sonus’ stock and other employee benefit plans and this exchange offer (“Data”). I have been advised that Data may be transferred to any third parties, including BNY Mellon, assisting in the implementation, administration and management of the exchange offer, that these recipients may be located in my country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in my country. I have been advised that I may request a list with names and addresses of any potential recipients of the Data by contacting my human resources representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Sonus’ stock and other employee benefit plans and this exchange offer. I have been advised that Data will be held only as long as is necessary to implement, administer and manage my participation in the stock and other employee benefit plans and this exchange offer. I have been advised that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if I am a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting BNY Mellon in writing. I have been advised that refusing or withdrawing my consent under this paragraph may affect my ability to participate in this exchange offer. I understand that my elections will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns. SONUS DOES NOT VIEW THE CERTIFICATION MADE BY OPTION HOLDERS THAT THEY HAVE READ THE OFFERING MATERIALS AS A WAIVER OF LIABILITY AND PROMISES NOT TO ASSERT THAT THE PROVISION CONSTITUTES A WAIVER OF LIABILITY. By Clicking below you agree to the terms and conditions of the Sonus Networks Stock Option Exchange Program as described in the Exchange Offer document. Submit The Sonus Networks Stock Option Exchange Program expires at 11:59 PM EDT on October 5,2009. If you have questions, please contact the BNY Mellon Shareowner Services Center, available Monday through Friday between the hours of 9:00 a.m. to 7:00 p.m. EDT at 866-222-8391 (From within the U.S.) 201-680-6579 (From outside the U.S.)

Sonus NETWORKS

ELECTION CONFIRMATION

Current Date
9/4/2009

Confirmation# 11111111090409092320

First Last
Add1
City, NY 00000

Please print this page for your records. Please note, you may re-enter the site to view and/or change your election until expiration date.

Option Grant #	Grant Date	Options Outstanding	Exercise Price	Exchange Ratio	Restricted Stock Grant if Options Outstanding Exchanged*	Make ONE Election for Each Eligible Option Grant
99999999	4/30/2002	3,537	$4.3200	4.5	786	**Exchange**
99999998	5/15/2005	12,000	$7.6200	6	2,000	**Exchange**

* Please note that Sonus Networks, Inc. will not issue any fractional shares of restricted stock. The amounts have been rounded up to the nearest whole number of shares of restricted stock after applying the applicable exchange ratio on a grant by grant basis.

Please be advised that you cannot change your election(s) after the Sonus Networks Stock Option Exchange Program expires at 11:59 PM, EDT, on Monday October 5, 2009. However, you may return to this web site at any time before the Exchange Program expiration date/time to change your election(s).

New Restricted Stock grant information will be available after the tender offer has concluded.

Thank you for participating in this offer. Please print this page for your records.

Log Out

The Sonus Networks Stock Option Exchange Program
expires at 11:59 PM EDT on October 5, 2009.
If you have questions, please contact the BNY Mellon Shareowner Services Center, available Monday through Friday between the hours of 9:00 a.m. to 7:00 p.m. EDT at

866-222-8391 (From within the U.S.)
201-680-6579 (From outside the U.S.)

You have logged out of the Sonus Networks Stock Option Exchange Program web site. Please be advised that you cannot update your election(s) after the Sonus Networks Stock Option Exchange Program expires at 11:59 PM EDT on October 5, 2009. However, you may return to this web site at any time before the Exchange Program expiration date/time to update your election(s). The Sonus Networks Stock Option Exchange Program expires at 11:59 PM EDT on October 5, 2009. If you have questions, please contact the BNY Mellon Shareowner Services Center, available Monday through Friday between the hours of 9:00 a.m. to 7:00 p.m. EDT at 866-222-8391 (From within the U.S.) 201-680-6579 (From outside the U.S.)

Sonus NETWORKS

ELECTION SUMMARY / CHANGE OF ELECTION

Current Date
9/4/2009

Name and Address:
First Last
Add1
City, NY 00000

Welcome back First, the election reflected below was submitted on **9/4/2009 9:23:20 AM EDT**. Click the 'Exchange' or 'Do not Exchange' button for each eligible grant you intend to update, and then click Submit. If you would like to keep your elections below click on the "Log Out" button. Your updated election must be made before 11:59 PM EDT on October 5, 2009.

Option Grant #	Grant Date	Options Outstanding	Exercise Price	Exchange Ratio	Restricted Stock Grant if Options Outstanding Exchanged*	Make ONE Election for Each Eligible Option Grant
99999999	4/30/2002	3,537	$4.3200	4.5	786	(•) Exchange ( ) Do Not Exchange
99999998	5/15/2005	12,000	$7.6200	6	2,000	(•) Exchange ( ) Do Not Exchange

* Please note that Sonus Networks, Inc. will not issue any fractional shares of restricted stock. The amounts have been rounded up to the nearest whole number of shares of restricted stock after applying the applicable exchange ratio on a grant by grant basis.

Please be advised that you cannot change your election(s) after the Sonus Networks Stock Option Exchange Program expires at 11:59 PM, EDT, on Monday October 5, 2009. However, you may return to this web site at any time before the Exchange Program expiration date/time to change your election(s).

Thank you for participating in this offer. Please print this page for your records.

[Submit] [Log Out]

The Sonus Networks Stock Option Exchange Program expires at 11:59 PM EDT on October 5, 2009.
If you have questions, please contact the BNY Mellon Shareowner Services Center, available Monday through Friday between the hours of 9:00 a.m. to 7:00 p.m. EDT at

866-222-8391 (From within the U.S.)
201-680-6579 (From outside the U.S.)